Exhibit 10.4

Dated March 30, 2021

SIVANTOS PTE LTD

AND

HEAR.COM N.V.

FRAMEWORK AGREEMENT

FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

WSA-HEAR.COM:  FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

CONTENT

1.	DEFINITIONS AND INTERPRETATION	3
2.	TERM	7
3.	SUPPLY OF PRODUCTS	7
4.	PRODUCTS AND PRICES	7
5.	PAYMENT	9
6.	HORIZON PRIVATE PRODUCTS	9
7.	ORDERS AND ORDER FORECAST	10
8.	DELIVERY	11
9.	RISK AND TITLE	11
10.	MANUFACTURER'S WARRANTY	11
11.	RETURNS POLICY	12
12.	ADVERTISING	12
13.	TRAINING	13
14.	SOFTWARE	13
15.	INTELLECTUAL PROPERTY RIGHTS	14
16.	CONFIDENTIALITY AND DATA PROTECTION	15
17.	WARRANTIES AND LIABILITY	16
18.	REGULATORY	16
19.	COMPLIANCE WITH LAWS	18
20.	TERMINATION	20
21.	MISCELLANEOUS	21
22.	THIRD PARTIES	21
23.	DISPUTE RESOLUTION	21
24.	GOVERNING LAW	22
SCHEDULE A - PRODUCTS, SERVICES AND PRICES		23
SCHEDULE B - LOCAL AGREEMENT TEMPLATE		25
SCHEDULE C - ORDER FORM TEMPLATE		27
SCHEDULE D - MANUFACTURERS' WARRANTY PERIOD, PRODUCT WARRANTY AND RETURNS TERMS		28
SCHEDULE E - TRADE MARK LICENCE AGREEMENT		29
SCHEDULE F - DEVELOPMENT COOPERATION MODEL		30

WSA-HEAR.COM:  FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

THIS FRAMEWORK AGREEMENT ("Framework Agreement") is made on 30 March 2021

BETWEEN:

(1)	SIVANTOS PTE LTD, a company incorporated and registered in Singapore (Registration No. 198600657G) whose registered office is at 18 Tai Seng Street, #08-08, Singapore 539775 ("WSA"); and

(2)	hear.com NV, a public company with limited liability (naamloze vennootschap) incorporated and registered under the laws of the Netherlands (Registration No. CCI 81157959) whose registered office is at Amsterdamsestraatweg 421, 3551 CL Utrecht ("HC"),

each a "Party" and together the "Parties".

BACKGROUND:

(A)	WSA is a leading manufacturer and distributor of hearing aids and related products worldwide.

(B)	The hear.com Group (as defined below) supplies hearing aids to end-customers through its online platforms.

(C)	The Parties agree that the terms below shall govern the Parties' relationship with respect to the supply and purchase of hearing aids and related products and the supply of certain services, where required.

(D)	This Framework Agreement shall operate as a framework agreement for the supply of Products by WSA to members of the hear.com Group in the Territories, subject to any variations agreed in a Local Agreement in respect of a particular Territory (each as defined below). This Framework Agreement sets outs the terms on which WSA agrees to supply the Products, and members of hear.com Group agree to purchase such Products, for resale on hear.com Online Platforms (defined below) in the Territories.

(E)	Orders for Products shall be fulfilled by the relevant WSA Affiliate (defined below) for that Territory.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	The following definitions in this clause apply in this Framework Agreement:

"Adverse Event" means any untoward medical occurrence, unintended disease or injury, or untoward clinical signs (including abnormal laboratory findings) in subjects, users or other persons, whether or not related to the medical device.

"Advisory Notice" means notices of Products that need to be corrected in order to be safe and perform as intended, as well as nonconforming Products that cannot be corrected and have to be removed from the market.

"Affiliate" means a legal entity, now or hereafter, directly or indirectly, owned or controlled by, or owning or controlling, or under common control with by one of the Parties, but such legal entity shall be deemed to be an Affiliate only so long as such ownership or control exists. For purposes of this definition "control" of a legal entity shall mean to have, directly or indirectly, the power to direct or cause the direction of the management and policies of a legal entity, whether (a) through the ownership of voting securities entitling to the right to elect or appoint, directly or indirectly, the majority of the board of directors, or a similar managing authority; (b) by contract; or (c) otherwise.

"Applicable Laws" means all laws, statutes, regulations, decisions, rulings, sanctions, governmental and regulatory policies, industry guidelines and/or codes of practice which may from time to time be in force in the Territories and relevant to any rights and/or obligations under and/or the performance of this Framework Agreement.

WSA-HEAR.COM:  FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

"Branded Products" means the hearing aids and related products set out in Section 1 of SCHEDULE A - PRODUCTS, SERVICES AND PRICES, as such Schedule may be amended from time to time by the Parties in writing. Such products shall bear WSA branding on the physical product, packaging and/or associated user manuals.

"Commencement Date" has the meaning given to it in Clause 2.1.

"Confidential Information" means all information of a confidential nature or which would be deemed confidential by a reasonable business person (however recorded and whether marked as confidential or not) belonging to a party or an Affiliate which is disclosed to or received by the other Party or its Affiliate, whether before or after the Commencement Date, directly or indirectly, in connection with this Framework Agreement, including the terms of this Framework Agreement and any financial, technical, operational, commercial, employee, management, product, price(s) of the products and services provided by WSA and the WSA Distributors, and other information and/or data of whatever kind (including all information relating to the trade secrets, operations, manufacture processes, distribution channels, sales, plans, intentions, product information, know-how, designs, market opportunities, transactions, affairs and/or business) of the disclosing party and/or its customers, clients, suppliers and/or Affiliates.

"Contractual Year" means a period of twelve (12) consecutive months beginning on the Commencement Date.

"Delivery Address" means the address that the Products are to be delivered to as set out in the Order Form.

"Field Safety Corrective Action" means any action taken by WSA to reduce a risk of death or serious deterioration in the state of health associated with the use of a Product that is already placed on the market. Such actions may be notified via a Field Safety Notice.

"Field Safety Notice" means a communication to customers and/or users sent out by WSA or its representatives in relation to a Field Safety Corrective Action.

"Fixed Exchange Rate" has the meaning to it in Clause 5.3.

"Government" has the meaning given to it in Clause 19.3(a).

"hear.com Group" means HC and each of its Affiliates from time to time.

"hear.com Online Platform" means any online platform owned by any member of the hear.com Group which offers hearing aids and related products for sale.

"hear.com Trade Marks" means the trade mark(s) (whether registered or unregistered) which any member of the hear.com Group may permit WSA to use in respect of the Horizon Private Products, including the "audibene" and "Hear.com" mark, and the product name "Horizon" under which name the Horizon Private Products will be branded or any other product name belonging to any member of the Hear.com Group which the Parties may agree from time to time will be used on or in connection with the Horizon Private Products.

"Horizon Private Products" means the hearing aids and related products set out in Section 2 of SCHEDULE A - PRODUCTS, SERVICES AND PRICES derived from WSA's 'SIGNIA' branded Products, as such Schedule may be amended from time to time by the Parties in writing. Such products shall bear the relevant product name set out in Section 2 of SCHEDULE A - PRODUCTS, SERVICES AND PRICES or such other product name as the Parties may agree from time to time.

"Incident or Near Incident" means any malfunction or deterioration in the characteristics and/or performance of a Product, as well as any inadequacy in the labeling or the instructions for use which, directly or indirectly, might lead to or might have led to the death of a patient, or user or of other persons or to a serious deterioration in their state of health.

"Initial Term" has the meaning given to it in Clause 2.1.

"Intellectual Property Rights" means Patents, utility models, rights to inventions, copyright and neighbouring and related rights, rights in software, trade marks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

WSA-HEAR.COM:  FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

"Know-How" means any know-how relating to the Products, including information relating to the design, manufacture, fitting and/or use of the Products, which is supplied to a member of the Hear.com Group by or on behalf of WSA or otherwise in connection with this Framework Agreement.

"Local Agreement" means an agreement between (a) one or more members of the hear.com Group in a particular Territory; and (b) WSA or a relevant WSA Distributor, including any variation to any of the terms of this Framework Agreement for a particular Territory, the template of such Local Agreement is set out in SCHEDULE B - LOCAL AGREEMENT TEMPLATE.

"Manufacturer's Warranty Period" has the meaning given to it in Clause 10.1.

"Marketing Materials" means all artwork, content, advertising and promotional materials, produced by or on behalf of a member of the hear.com Group relating to or featuring any of the Products or WSA Trade Marks and/or their advertisement, including (by way of example only) catalogues, flyers, mail drops, posters, billboards, shop displays, and the content of any advertising to be carried out in the press, on TV, radio and online (including on the websites of members of the hear.com Group and on social media).

"Medical Device Malfunction" means the failure of a device to meet its performance specifications or otherwise perform as intended. If a medical device detects an operating problem during use, and per its design defaults to a "safe" mode, the event that triggered the default may be a medical device malfunction and must therefore be submitted to WSA for evaluation.

"Non-Warranty Faults" has the meaning given to it in Clause 10.2.

"Official" has the meaning given to it in Clause 19.3(a).

"Order" means an order for Products submitted by any member of the hear.com Group in a Territory for resale via a hear.com Online Platform in that Territory and in accordance with Clause 7.1.

"Order Form" means the order form to be used by a member of the Hear.com Group in a Territory for ordering Products under this Framework Agreement, the form is set out in SCHEDULE C - ORDER FORM TEMPLATE (and may be sent physically (by hand or by post) or electronically), as may be amended by agreement between the parties from time to time.

"Patents" means the patents and other proprietary rights subsisting in and/or related to the Products.

"Personal Data" has the meaning given to it in Clause 16.5.

"Product Complaint" means any oral, electronic, or written communication that alleges deficiencies related to the identity (labelling), quality, durability, reliability, safety, effectiveness, or performance of a marketed product, including failure of the Product, labelling or packaging to meet specifications, whether or not the Product is related to, or caused the alleged deficiency. A complaint may allege that an adverse event or medical device malfunction has occurred.

"Product Warranty and Returns Terms" means WSA's product warranty terms and exchange and returns policy set out in SCHEDULE D - MANUFACTURERS' WARRANTY PERIOD, PRODUCT WARRANTY AND RETURNS TERMS.

"Products" mean the Branded Products and the Horizon Private Products.

"Quarter" or "Quarterly" means a period of three calendar months commencing on (a) 1st Quarter: 1 October to 31 December; (b) 2nd Quarter: 1 January to 31 March; (c) 3rd Quarter: 1 April to 30 June; to (d) 4th Quarter: 1 July to 30 September.

"Repair Services" means the repair services set out in Section 4 of SCHEDULE A - PRODUCTS, SERVICES AND PRICES and any other additional services that the relevant WSA Distributor provides in any particular Territory which are set out in a Local Agreement.

WSA-HEAR.COM:  FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

"Specification" means technical details for the Products as set out in product data sheets provided by WSA which may be updated by the Parties from time-to-time.

"Technical Agreement" means an agreement entered into by the Parties relating to the manufacture, testing and packaging of the Horizon Private Products.

"Term" has the meaning given to it in Clause 2.1.

"Territory Notification" has the meaning given to it in Clause 3.4.

"Territories" means Germany, the Netherlands, Switzerland, France, Canada, the United States of America, India, Malaysia, Singapore, South Korea and South Africa, and each of the Territories shall be a "Territory". Additional territories may be added to this Framework Agreement in accordance with Clause 3.4.

"User Guides" means the user guides relating to the Products as are supplied by WSA to any member of the hear.com Group under this Framework Agreement.

"VAT" means value added tax and any similar additional turnover, sales or purchase tax or duty levied in any Territory.

"Warranty" has the meaning given to it in Clause 10.1.

"Working Day" means a day when banks in the relevant Territory are open for business, other than a Saturday or Sunday.

"WSA Brand Guidelines" means the brand guidelines relating to the use of the WSA Branding provided by WSA to any member of the hear.com Group, as may be updated or amended by WSA from time to time.

"WSA Branding" means any trade marks, trade or business names, product names (including the product names set out in SCHEDULE A - PRODUCTS, SERVICES AND PRICES, logos, designs, get-up and/or other designations owned and/or used by WSA in any part of the world, including the WSA Trade Marks.

"WSA Distributor" means in respect of a Territory, the company appointed by WSA or a member of the WSA Group (as such company is set out in the relevant Local Agreement), to receive and fulfil Orders made by any member of the hear.com Group on WSA's behalf under this Framework Agreement or any Local Agreement and to deal with any Product-related enquiries and provide or facilitate the provision of the Repair Services in that Territory, as the local representative for that Territory.

"WSA IP" means the Patents, the WSA Materials, the WSA Branding and Know-How, together with all and any Intellectual Property Rights which subsist (now or in the future) in the foregoing, and all Intellectual Property Rights which subsist (now or in the future) in and/or relate to the Products.

"WSA Materials" means all technical and product specifications for the Products, User Guides, operating manuals and instructions relating to the fitting, use, support and/or maintenance of the Products, marketing information and any other information relating to the Products as are supplied by WSA to any member of the hear.com Group under this Framework Agreement (including WSA Promotional Materials).

"WSA Promotional Materials" means promotional materials relating to the Products supplied by WSA to any member of the hear.com Group from time to time, including brochures, leaflets, posters and in-store display materials.

"WSA Trade Marks" the trade mark registrations and applications listed in the Exhibit of each Local Agreement and any further trade marks (whether registered or unregistered) that WSA may, by express notice in writing, permit any member of the hear.com Group to use in the relevant Territory in respect of the Products.

"WSA Group" means WSA and each of its Affiliates from time to time.

1.2.	References to Clauses and Schedules are to the clauses and schedules of this Framework Agreement. The Schedules form part of this Framework Agreement and shall have effect as if set out in full in the body of this Framework Agreement and any reference to this Framework Agreement includes the Schedules. Clause and Schedule headings shall not affect the interpretation of this Framework Agreement.

WSA-HEAR.COM:  FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

1.3.	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality). Unless the context otherwise requires, words in the singular shall include the plural and vice versa.

1.4.	Unless expressly stated otherwise, a reference to a statute or statutory provision is a reference to such state or statutory provision as amended, extended or re-enacted from time to time and shall include reference to all related subordinate legislation made from time to time.

1.5.	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative only and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

2.	TERM

2.1.	This Framework Agreement shall commence on 1 October 2020 ("Commencement Date") and shall continue in force for a period of three (3) years ("Initial Term"), and shall be automatically renewed for a one (1) year term unless a Party notifies the other Party in writing of its intention not to renew not less than ninety (90) days prior to the expiration of the Initial Term, subject to earlier termination in accordance with the terms of this Framework Agreement (the Initial Term and the continuation of this Framework Agreement thereafter shall together be referred to as the "Term"). Thereafter, any extension period shall be mutually agreed in writing by the Parties.

2.2.	Each Local Agreement shall commence on the date specified in that Local Agreement and shall continue until the end of the Term. In the event that a member of the hear.com Group or a WSA Distributor is supplying or buying Products or Repair Services in a Territory under this Framework Agreement or Local Agreement (as applicable), HC and WSA, as applicable, shall be responsible for ensuring that the relevant member of the hear.com Group or relevant WSA Distributor complies with the terms of this Framework Agreement as though it were a party to it.

3.	SUPPLY OF PRODUCTS

3.1.	This Framework Agreement sets out the basis on which WSA or the relevant WSA Distributor agrees to supply Products and Repair Services to any member of the hear.com Group in the Territories, together with a Local Agreement (if any) for the relevant Territory. Any Local Agreement agreed and signed by the Parties in accordance with this Framework Agreement shall be incorporated into this Framework Agreement by reference herein.

3.2.	This Agreement together with a Local Agreement (if any) shall govern the supply and purchase of the Products and Repair Services to members of the hear.com Group in the relevant Territory governed by such Local Agreement. In the event of any inconsistency or conflict between the terms of this Framework Agreement and a Local Agreement, this Framework Agreement shall prevail.

3.3.	During the Term of this Framework Agreement, WSA or a relevant WSA Distributor shall supply, and members of the hear.com Group shall purchase, such quantities of Products as may be required under Clause 7.1 in accordance with the terms of this Framework Agreement. The supply of Products, and the provision of Repair Services, shall be fulfilled by the relevant WSA Distributor for that Territory.

3.4.	HC may, on giving as much written notice to WSA as is reasonably practicable in the circumstances and in any event not less than three (3) months’ notice, inform WSA of their intention to add additional countries to the definition of "Territory" (such notice being a "Territory Notification"). The Parties shall, as soon as reasonably practicable following the issuance of the relevant Territory Notification, enter into good faith negotiations in relation to such matters and shall reflect any agreed changes in a Local Agreement for that Territory.

3.5.	Each Party agree to comply at all times during the Term with the prevailing code of conduct found at https://www.wsa.com/en/responsibility/code-of-conduct.

WSA-HEAR.COM:  FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

4.	PRODUCTS AND PRICES

4.1.	The global Products list and prices are set out in Section 1 of SCHEDULE A - PRODUCTS, SERVICES AND PRICES (in respect of Branded Products) and Section 2 of SCHEDULE A - PRODUCTS, SERVICES AND PRICES (in respect of Horizon Private Products) of this Framework Agreement. The prices for the Repair Services are set out in Section 4 of SCHEDULE A - PRODUCTS, SERVICES AND PRICES of this Framework Agreement.

4.2.	For the first Contractual Year, i.e. 1 October 2020 to 30 September 2021, for each territory, the relevant WSA Distributor and the relevant member of the hear.com Group shall carry out a reconciliation of:

(a)	the monies paid/payable by the member of the hear.com Group to the WSA Distributor for the Branded Products and the Horizon Private Products; and

(b)	the prices set out in Section 1 of SCHEDULE A - PRODUCTS, SERVICES AND PRICES (in respect of the Branded Products) and Section 2 of SCHEDULE A - PRODUCTS, SERVICES AND PRICES (in respect of the Horizon Private Products), at the end of the first Contractual Year. The WSA Distributor shall issue a written statement to the member of the hear.com Group in the event of any shortfall between (a) and (b). Such shortfall will be paid within sixty (60) days from the date of the written statement.

4.3.	The prices set out in SCHEDULE A - PRODUCTS, SERVICES AND PRICES are exclusive of any applicable VAT. If VAT is chargeable, the relevant member of the hear.com Group shall pay these additional amounts in accordance with Applicable Laws. All payments shall be made without any deduction or withholding of taxes by the relevant member of the hear.com Group. Where tax is required to be withheld in accordance with Applicable Laws, the sum payable by the relevant member of the hear.com Group shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the relevant WSA Distributor receives a net sum equal to the sum which would have received had no such deduction or withholding been made or required to be made.

4.4.	[WSA shall inform HC about planned introductions of new "SIGNIA" branded products (“SIGNIA Products”) twelve (12) months in advance. On this basis, WSA and HC shall define and mutually agree on a “road map” regarding new or updated SIGNIA Products, and the key technologies and core features of the SIGNIA Products. WSA commits to the development of SIGNIA Product innovations and to supply the hear.com Group with SIGNIA Products which are competitive and that offer key selling features to be referenced by the hear.com Group in their correspondence with potential end users. The Parties shall review on a bi-annual basis the roadmap for "the SIGNIA Products.”

4.5.	WSA and HC agree to develop a range of Horizon Private Products in accordance with the set out in Clause 6.

4.6.	WSA shall be entitled to make changes to the Specification of any of the Branded Products at any time during the Term, provided such changes do not adversely affect the quality of the Products. Any changes to the Specification for the Horizon Private Products shall be managed in accordance with the procedure set out in the Technical Agreement.

4.7.	Unless otherwise mutually agreed by both Parties, subject to Clauses 4.3 and 6.5, WSA shall:

(a)	obtain all import licences, permits and/or registrations necessary for the entry of the Products into the Territories and/or delivery of the Products to members of the Hear.com Group; and
(b)	be solely responsible for all customs duties, clearance charges, taxes, brokers’ fees and other amounts payable in connection with the importation, registration and delivery of the Products to members of the hear.com Group in the Territories.

WSA-HEAR.COM:  FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

4.8.	Each member of the hear.com Group shall:

(a)	keep all inventories of Products which it holds in conditions appropriate for their storage, and provide appropriate security for the Products, at its own cost; and
(b)	ensure that mandatory information such as user and safety manuals are made available to the end-user; and
(c)	ensure Product traceability to the end-users.

4.9.	If WSA should decide to introduce a new Products platform (or generally new Products or Product groups) for the Branded Products, HC may exchange the unused and sealed predecessor Products of the older platforms (or Products or Product groups) with an individual production date not older than three (3) months against new WSA Products and deduct the full price previously paid by HC for the said predecessor Products (right of exchange) provided always that such predecessor Products have not been phased out by WSA. For the avoidance of doubt, this clause shall not be applicable to Horizon Private Products.

4.10.	WSA shall provide HC with an advertising rebate for each Contractual Year for HC to carry out its advertising activities for the Products on the terms set out in Section 3 of SCHEDULE A - PRODUCTS, SERVICES AND PRICES.

4.11.	The prices and advertising rebate set out in Sections 1, 2 and 3 of SCHEDULE A - PRODUCTS, SERVICES AND PRICES are based on the annual estimates provided by HC to WSA in a Contractual Year and set out in Section 5 of SCHEDULE A - PRODUCTS, SERVICES AND PRICES. In the event that the annual volume purchased by members of the hear.com Group in any Contractual Year deviates significantly from the aforementioned estimates , the Parties shall discuss in good faith and mutually agree to revise the prices and advertising rebate set out in Sections 1, 2 and 3 of SCHEDULE A - PRODUCTS, SERVICES AND PRICES for the succeeding Contractual Year (acting reasonably) within 3 months from the end of the completed Contractual Year.

5.	PAYMENT

5.1.	Each member of the hear.com Group shall be responsible for payment of all invoices for Products ordered by such member in the relevant Territory to the relevant WSA Distributor under this Framework Agreement or any Local Agreement.

5.2.	Invoices shall be raised by the relevant WSA Distributor for the respective Territory. The relevant WSA Distributor shall be entitled to invoice the relevant member of the hear.com Group for each Order on or at any time after the Order has been shipped to that member of the hear.com Group.

5.3.	Invoices shall be raised in the currency of the relevant Territory, and payments shall be in such currency. The Parties hereby agree on the following exchange rates for Contractual Year 1:

5.4.

Country	EUR vs Local Currency	Currency	EUR vs Local Currency
Canada	EUR1.00 to CAD1.56	South Korea	EUR1.00 to KRW1,400.00
India	EUR1.00 to INR87.00	Switzerland	EUR1.00 to CHF1.10
Singapore	EUR1.00 to SGD1.53	USA	EUR1.00 to USD1.16
South Africa	EUR1.00 to ZAR19.50

5.5.	At the end of each Contractual Year, the Parties shall agree upon in writing and fix the exchange rate for the next Contractual Year ("Fixed Exchange Rate").

5.6.	The Fixed Exchange Rate for each Contractual Year shall not be adjusted due to any fluctuation in the foreign currencies exchange rate(s) that occurred during such Contractual Year.

5.7.	The relevant member of the hear.com Group shall pay all invoices in full and cleared funds within ninety (90) days of the last day of the month in which the invoice was received. Payment shall be made to the bank account nominated by WSA or the relevant WSA Distributor (as applicable). The relevant member of the hear.com Group may challenge any invoice within thirty (30) days from its receipt.

5.8.	If the relevant member of the hear.com Group fails to pay an invoice which is due and payable in accordance with Clause 5.7, such member of the hear.com Group shall pay to the relevant WSA Distributor interest on any overdue amount at the rate of eight per cent (8%) per annum from the due date for payment until such time as payment is made.

6.	HORIZON PRIVATE PRODUCTS

6.1.	HC shall nominate a senior executive, and WSA shall nominate a member of its Global Key Account team, to a committee to drive the Horizon Private Product development process.

WSA-HEAR.COM:  FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

6.2.	The Parties shall work in good faith with each other in relation to the development of new Horizon Private Products based on the development cooperation model set out in SCHEDULE F - DEVELOPMENT COOPERATION MODEL.

6.3.	HC hereby grants to WSA, for the purposes of manufacturing the Horizon Private Products (including all related packaging/labelling and any WSA Materials relating to the Horizon Private Products), a licence for the Term to use the hear.com Trade Marks as directed by HC in accordance with the Trade Mark Licence Agreement set out in SCHEDULE E - TRADE MARK LICENCE AGREEMENT to this Framework Agreement and in accordance with the requirements set out in Clause 6.4. If HC wishes to make any changes to any of the hear.com Trade Marks which are to be used on the Horizon Private Products and/or their packaging or labelling, it shall give reasonable notice to WSA of the proposed changes and the Parties shall agree a reasonable timescale in which to implement such changes. HC shall indemnify and defend WSA and any WSA Distributor against any and all costs, damages, losses, liabilities and expenses (including any reasonable attorneys' fees and costs) arising out of a claim by a third party alleging that the use of the hear.com Trade Marks used by WSA and any WSA Distributor in accordance with this Framework Agreement infringes any of its intellectual property rights. In the event that the use of the hear.com Trade Marks used by WSA and any WSA Distributor in accordance with this Framework Agreement infringes the intellectual property rights of any third party, HC shall purchase from WSA all the inventory that WSA and the WSA Distributors manufacture using the hear.com Trade Marks.

6.4.	WSA agrees to assume all regulatory responsibilities as the manufacturer of the Horizon Private Products. WSA has the responsibility for the design, manufacture, packaging and labelling of the Horizon Private Products and any other regulatory requirements as required by the laws or regulations of any Territory.

6.5.	In relation to Horizon Private Products, for market approval and introduction, WSA is responsible for obtaining the local product approval, registration and/or licensing at HC's cost. WSA is responsible for providing HC with the necessary data. HC shall only start selling the Products to customers when all legal, regulatory, licensing and technical requirements, all requirements of WSA and compliance with all Applicable Laws have been met.

6.6.	HC shall, and shall ensure that each member of the hear.com Group shall, market and sell the Horizon Private Products only under the product name set out in Section 2 of SCHEDULE A - PRODUCTS, SERVICES AND PRICES or such other hear.com Trade Mark as the Parties may agree from time to time, and not in association with, under or in conjunction with any other trade mark, brand or trade name, without the prior written consent of WSA.

6.7.	WSA shall be entitled to display the relevant product names and/or Patent numbers if applicable on the Horizon Private Products and/or their packaging and/or such other proprietary notices as WSA may deem appropriate from time to time. HC shall not and shall ensure that each member of the hear.com Group shall not, without the prior written consent of WSA, alter, deface or remove any reference to the relevant product name, Patents or other proprietary notice relating to the proprietary rights in the Horizon Private Products displayed on the Products or their packaging or labelling.

6.8.	Unless prevented by Applicable Laws, the labelling and packaging for Horizon Private Products shall include the statement "Manufactured by WSA or its Affiliate, address, and distributed by hear.com" and the CE0123 Mark of notified body of WSA shall be affixed.

6.9.	HC must inform WSA in case of label changes or over-labelling done by HC or any member of the hear.com Group. Additional labelling application must be communicated to the WSA.

6.10.	Unless otherwise agreed in writing between the Parties, HC shall ensure that each member of the hear.com Group shall not make the new Horizon Private Products commercially available before the date that is four (4) months after WSA or the relevant WSA Distributor launched the equivalent product in that Territory. The relevant member of the hear.com Group and the relevant WSA Distributor shall use commercially reasonable endeavours to work together to launch the new Horizon Private Product within the timeline stated or sooner where reasonably possible.

6.11.	The relevant member of the hear.com Group shall engage the WSA Distributor in the relevant Territory three (3) months before the launch of a new Horizon Private Product to discuss the details of the launch and the supply of the new Horizon Private Product. The relevant member of the hear.com Group and the relevant WSA Distributor shall use all commercially reasonable endeavours to work together to launch the new Horizon Private Product within the timeline stated or sooner where reasonably possible.

WSA-HEAR.COM:  FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

7.	ORDERS AND ORDER FORECAST

7.1.	Members of the hear.com Group shall place orders for Products with the relevant WSA Distributor using the WSA online ordering platform or any other ordering method as agreed between the Parties. Order is subject to acceptance by WSA.

7.2.	During the Term, members of the hear.com Group shall provide WSA or the relevant WSA Distributor not less than thirty (30) days before the beginning of each Quarter with a forecast of the Products the members of the hear.com Group expect to order during that Quarter for each Territory which has in place a fully-signed Local Agreement. Members of the hear.com Group shall act in good faith when forecasting its requirements for Products.

7.3.	If during a Quarter a member of the hear.com Group considers that it may not meet its forecast or that its forecast may be exceeded for that Quarter, it shall submit a revised forecast as soon as possible.

7.4.	If WSA or the relevant WSA Distributor anticipates that it will be unable to meet the forecasted requirements of the relevant member of the hear.com Group provided in accordance with this Clause 7, the relevant WSA Distributor shall inform the relevant member of the hear.com Group as soon as practicable.

8.	DELIVERY

8.1.	Delivery shall be effected:

(a)	when the relevant WSA Distributor (or its carrier or agent), posts through the letter box or delivers to an employee the Products at the Delivery Address. The relevant WSA Distributor may deliver Orders by instalments, which may be invoiced and paid for in equivalent instalments; or

(b)	if posted, when the Products are received at the Delivery Address.

8.2.	WSA shall be responsible for all packaging requirements in accordance with WSA’s standard packaging policy and materials such that Products will be delivered safely and without damage. The Products shall be marked in accordance with any applicable regulations or requirements of the carrier, and properly packed and secured so as to reach the Delivery Address in an undamaged condition. WSA shall ensure that a delivery note identifying the customer’s name shall accompany each delivery and shall be displayed prominently.

8.3.	All Products will be supplied by WSA on a Carriage and Insurance Paid To basis to HC or one of its affiliated partner providers. For the shipping cost the prices of the local WSA Affiliate shall apply. The delivery time for each order shall under normal circumstances not exceed seven (7) Working Days for ITE hearing aids and three (3) Working Days for other products, including BTE hearing aids. The delivery time for repair cases shall not exceed 6 days. In case of delays, the corresponding WSA Affiliate shall promptly communicate to the HC Affiliate and estimate the time of the delivery. The delivery performance by WSA must be 95% (ninety-five percent) in case of hearing aids and 90% (ninety percent) in case of spare parts and accessories for a twelve (12) month period. Partial shipments may be made. In the event that WSA fails to meet the delivery performance in a twelve (12) month period, HC and WSA shall promptly examine the delivery process, identify the weakness and work together in good faith to meet the delivery performance.

9.	RISK AND TITLE

9.1.	Risk and title in the Products shall pass to the relevant member of the hear.com Group upon delivery in accordance with Clause 8.1 or in the case of delivery by instalment upon delivery of each instalment.

9.2.	Where payment or part payment for the Products has been made prior to delivery, title in the Products purchased shall immediately vest in the relevant member of the hear.com Group and the relevant WSA Distributor shall identify such Products as the property of the relevant member of the hear.com Group and keep them separate from other goods at all times.

9.3.	If a carrier is appointed for the delivery of Products, it shall be deemed to be acting on behalf of the relevant WSA Distributor in carrying out the delivery and not of the relevant member of the hear.com Group.

WSA-HEAR.COM:  FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

10.	MANUFACTURER'S WARRANTY

10.1.	WSA shall provide a manufacturer’s warranty, covering manufacturing defects or faults arising from normal hearing aid use, for those of the Products and for the period set out in Section 1 of SCHEDULE D - MANUFACTURERS' WARRANTY PERIOD, PRODUCT WARRANTY AND RETURNS TERMS ("Warranty") in respect of the relevant Territory ("Manufacturer’s Warranty Period"). In the event of a fault in a Product covered by the Warranty (other than Non-Warranty Faults set out in clause 10.2 below), WSA or the relevant WSA Distributor shall repair or replace, as determined by WSA, the Product in accordance with and subject to the terms set out in the Product Warranty and Returns Terms, and subject to the exclusions in Clause 10.2. Repairs or replacements may be made with products or parts that are new, used or refurbished.

10.2.	As far as permitted by Applicable Laws, WSA shall not be obliged to repair Products within the Manufacturer’s Warranty Period in the event that:

(a)	the defect arises because the relevant member of the hear.com Group or end-customer failed to follow WSA's written instructions as to the storage, fitting, use and/or maintenance of the Products;

(b)	the defect arises as a result of excessive cerumen contamination or water damage;

(c)	the defect arises as a result of wilful damage, negligence or abnormal storage conditions; or

(d)	any unauthorised, unqualified or third-party repair work on the Products,

or such fault is otherwise excluded from warranty cover under the Product Warranty and Returns Terms (together these shall be "Non-Warranty Faults").

10.3.	Faults in non-custom Products covered under the Product Warranty and Returns Terms (except for Non-Warranty Faults) reported to WSA within the Manufacturer’s Warranty Period shall be repaired, or Products replaced, by WSA (or the relevant WSA Distributor) at WSA's cost.

10.4.	All repairs of faults in Products which arise outside the Manufacturer’s Warranty Period shall be charged at WSA's standard service charges as set out in Section 4 of SCHEDULE A - PRODUCTS, SERVICES AND PRICES (or the relevant Local Agreement). Repairs may be made with products or parts that are new, used or refurbished.

10.5.	All Warranty returns of Products shall be at the sole cost and risk of the relevant member of the hear.com Group.

10.6.	To the extent permitted by Applicable Laws, WSA and the WSA Distributors makes no warranty other than to HC and those members of the hear.com Group with whom it has a contractual relationship and as set forth in this Clause 10 that such warranty is in lieu of all other warranties, express or implied, including but not limited to any express or implied warranty of merchantability or fitness for particular purposes, and as such constitutes the only warranty made with respect to the Products and Repair Services and any defect, deficiency or nonconformity in any product, service or other item furnished under this Framework Agreement.

11.	RETURNS POLICY

11.1.	End-customers of the relevant members of the hear.com Group shall be entitled to return Products within the relevant period set out in the “Exchange and Return Policy” in the Product Warranty and Returns Terms, subject to the terms of the Product Warranty and Returns Terms. All returns must be made in accordance with the Product Warranty and Returns Terms.

12.	ADVERTISING

12.1.	Members of the hear.com Group shall promote the Products at their own cost. All advertising carried out by them in relation to the Products shall be at their own cost.

12.2.	HC shall observe all reasonable directions and instructions given to it by WSA in respect of the use of the WSA Trade Marks and any WSA Branding in the Marketing Materials, and the information provided in respect of any of the Products in such Marketing Materials.

12.3.	HC shall ensure that any information provided in relation to the price of the Products, including in any Marketing Materials, is clear and accurate and is not misleading.

WSA-HEAR.COM:  FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

12.4.	HC shall ensure that all Marketing Materials used by members of the hear.com Group shall:

(a)	comply with the WSA Brand Guidelines and that the presentation of the WSA Trade Marks and WSA Branding in Marketing Materials is solely in the form and manner approved by WSA from time to time;

(b)	in no way reduce or diminish the reputation, image and/or prestige of any of the WSA Trade Marks, the WSA Branding or of the Products; and

(c)	comply with all Applicable Laws (including all applicable advertising codes of practice and Applicable Laws in relation to the advertising of medical devices in the relevant Territory).

12.5.	HC shall ensure that all information provided by HC and the members of the hear.com Group in relation to the Products, including in any Marketing Materials, is accurate and correct and conforms to the product data sheets, technical and User Guides and information provided by WSA.

12.6.	HC shall not, and shall ensure that members of the hear.com Group shall not, without WSA's prior written consent, make any representations, warranties, guarantees or other commitments with respect to the specifications, features or capabilities of the Products which are inconsistent with those contained in product data sheets provided by WSA, or make any representations, warranties, guarantees or commitments which extend beyond or which are inconsistent with the terms of any product warranties provided by WSA in the Product Warranty and Returns Terms in connection with the Products, or otherwise incur any liability on behalf of WSA.

12.7.	HC shall indemnify and keep WSA indemnified from and against any liabilities, claims, costs or expenses, damages and losses (including any direct, indirect and consequential losses, and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) which may be suffered or incurred by WSA or the WSA Distributors arising out of or in connection with:

(a)	any representations, warranties, guarantees or other commitments made or given by any member of the hear.com Group with respect to the specifications, features or capabilities of the Products which are inconsistent with those contained in product data sheets provided by WSA; or

(b)	any representations, warranties, guarantees or commitments made or given by any member of the hear.com Group which extend beyond or which are inconsistent with the terms of any product warranties provided by WSA in the Product Warranty and Returns Terms in connection with the Products.

12.8.	From time to time during the Term, WSA may provide WSA Promotional Materials to the hear.com Group, but WSA shall be under no obligation to specially prepare and/or provide the same. HC undertakes to use, and to ensure that its Affiliates shall use, any such WSA Promotional Materials solely for the purpose of advertising and/or selling the Products in accordance with this Framework Agreement.

13.	TRAINING

13.1.	WSA, or the relevant WSA Distributor, shall provide training for Branded Products to the relevant hearing aid dispensers employed or engaged by any members of the hear.com Group in the operation and fitting of the Products in accordance with WSA prevailing guidelines in the relevant Territory. Training for new Products shall be provided on dates to be agreed by the relevant WSA Distributor and the relevant hear.com Group member in that Territory.

13.2.	HC, or the relevant member of the hear.com Group, shall provide training for Horizon Private Products to the relevant WSA Distributor and the hearing aid dispensers employed or engaged by the relevant member of the hear.com Group in the relevant Territory. Training on new Horizon Private Products supplied shall be provided on dates to be agreed by the relevant WSA Distributor and the relevant hear.com Group member in that Territory.

13.3.	HC shall ensure that all hearing aid dispensers employed or engaged by any members of the hear.com Group to fit the Products shall be suitably skilled, experienced and qualified to carry out such services.

14.	SOFTWARE

14.1.	Any software is licensed, not sold, to HC. It is protected by intellectual property laws and treaties worldwide and contains trade secrets in which WSA and its licensors reserve and retain all rights not expressly granted to HC.

WSA-HEAR.COM:  FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

14.2.	HC shall have a non-exclusive and non-transferable license to use such software solely in conjunction with the Products and only for the purpose(s) stated in the Product description and in accordance with the User Guides made available by WSA. HC shall not modify, reproduce or copy any such software, or any portions thereof, without WSA's prior written consent. Except to the extent that the Parties may otherwise agree in writing, HC's license to use such software shall terminate upon: (a) discontinuance of use of the hardware delivered hereunder in which such software is initially installed; (b) discontinuance of payment of the applicable periodic license and maintenance fees, if any; or (c) a breach of any of the above-stated license terms. All copies of the software with respect to which the license is terminated shall be returned to WSA promptly after such termination.

14.3.	WSA provides the software “as is” and provides no warranty that the software will be uninterrupted or free from errors. All conditions, warranties or other terms which may be implied or incorporated into this Framework Agreement in relation to the software, whether by statute, common law or otherwise, are hereby excluded, including any implied conditions, warranties or other terms as to satisfactory quality, fitness for purpose or the use of reasonable skill and care.

15.	INTELLECTUAL PROPERTY RIGHTS

15.1.	WSA grants a non-exclusive, revocable, royalty-free licence to HC and its Affiliates during the Term to:

(a)	use the WSA Trade Marks in the Territories for the promotion and sale of the Branded Products (including the use of the WSA Trade Marks in advertisements for the Branded Products), in accordance with the terms of this Framework Agreement, and not otherwise; and

(b)	promote, advertise and sell the Products in the Territories in accordance with the terms of this Framework Agreement.

15.2.	HC acknowledges and agrees that, as between the Parties, WSA absolutely and unconditionally owns the WSA IP.

15.3.	HC shall ensure that each Affiliate shall strictly comply with all directions and guidelines of Supplier, including WSA Brand Guidelines, regarding such use of the WSA Branding.

15.4.	The benefit of and all goodwill that the hear.com Group may generate or acquire in respect of their use of any WSA Branding shall at all times enure to WSA (or, at WSA's request, its nominee). Other than as expressly set out in this Framework Agreement, WSA does not grant any right, title or interest in or to any WSA Branding to HC or any of its Affiliates. HC shall, at HC's own cost and expense, promptly do or ensure to be done all such further acts and things (including the execution of documents) as WSA may reasonably require in order to give full effect to this Clause 15.4 and/or in order to maintain the validity and enforceability of any of WSA's Intellectual Property Rights.

15.5.	HC shall, and shall ensure that each Affiliate shall, market and sell the Branded Products only under the WSA Trade Marks, and not in association with any other trade mark, brand or trade name, except as permitted in any Brand Guidelines issued by WSA. WSA shall include on the Branded Products and/or their packaging the WSA Trade Marks, together with any Patent numbers where appropriate and such proprietary notices as WSA may deem appropriate from time to time.

15.6.	HC shall not, and shall ensure that each Affiliate shall not:

(a)	without the prior written consent of WSA, alter, deface, remove or make any addition to the labelling or packaging of the Branded Products displaying the WSA Trade Marks; or

(b)	alter, deface or remove any reference to the WSA Trade Marks, any reference to WSA or any other product name displayed on the Branded Products, any reference to the Patents, or any proprietary notice of WSA on the Branded Products or their packaging or labelling.

15.7.	Save as expressly provided in clause 15.1, HC shall not, and shall ensure that each Affiliate shall not, sub-license, transfer or otherwise deal with the rights of use of the WSA Trade Marks granted under this Framework Agreement.

WSA-HEAR.COM:  FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

15.8.	HC acknowledges that the Products are premium products and the value of the WSA Trade Marks established by WSA and shall use its best endeavours to uphold and maintain the value of the WSA Trade Marks and the Products in its promotion, advertising and sale of the Products.

15.9.	HC shall not, and shall ensure that each Affiliate shall not, do or omit to do or allow to be done, anything that could adversely affect the validity or reputation of any of the WSA Trade Marks or which may weaken, damage or be detrimental to any of the WSA Trade Marks or the reputation or goodwill associated with the Trade Marks.

15.10.	HC shall promptly give notice in writing to WSA if it becomes aware of:

(a)	any infringement or suspected infringement of the WSA Trade Marks or any other Intellectual Property Rights relating to or subsisting in the Products within the Territory; or

(b)	any claim that any Product or the manufacture, use, sale or other disposal of any Product within the Territory infringes the rights of any third party.

15.11.	In respect of any matter that falls within clause 15.10 in relation to the WSA IP:

(a)	WSA shall in its absolute discretion, decide what action to take in respect of the matter (if any). WSA will not be obliged to bring or defend any proceedings whether for infringement or otherwise in relation to the WSA IP if it decides in its sole discretion not to do so and HC will not be entitled to bring any action for infringement; and

(b)	WSA shall conduct and have sole control over any consequent action that it deems necessary and HC shall not make any admission of liability, agreement or compromise in relation to such action without WSA’s prior written consent; and

(c)	HC shall, and shall ensure that its Affiliates shall, at WSA’s request, provide such reasonable assistance as is required by WSA in connection with any action taken by WSA under this clause 15.11.

15.12.	To the extent that any matter that falls within clause 15.10 relates to the hear.com Trade Marks, such matter shall be dealt with in accordance with Clause 4 of the Trade Mark Licence set out in SCHEDULE E - TRADE MARK LICENCE AGREEMENT.

15.13.	WSA alone is responsible for the registration and maintenance of any marks or designs that relate to the Branded Products. HC shall not, and shall ensure that each Affiliate shall not, obtain or try to obtain or register for itself anywhere in the world any trade marks or trade names the same as or similar to the WSA Trade Marks.

15.14.	HC shall not, and shall ensure that none of its Affiliates shall, use the WSA Trade Marks as part of the name under which HC or any of its Affiliates conducts its business, or any connected business, or under which it sells or services any products (except the Products), or in any other way, except as expressly permitted hereunder.

16.	CONFIDENTIALITY AND DATA PROTECTION

16.1.	Each Party undertakes to keep, and shall procure that its Affiliates keep, as confidential all Confidential Information belonging to the other Party and their respective Affiliates and to not, either during or after the Term, use or disclose any such Confidential Information, except with the prior written consent of the other Party or as permitted by this Clause 16.

16.2.	Each Party may, strictly for the purposes of performing, implementing and/or exercising that Party’s rights and/or obligations under this Framework Agreement and/or seeking professional advice in respect of the same, use the other Party’s Confidential Information and/or disclose it under obligations of confidence to that Party’s employees, officers, agents, personnel and/or professional advisors. Each Party shall take all reasonable steps and precautions to ensure that the other Party’s Confidential Information and that of their Affiliates remains confidential at all times and the persons to whom it makes such disclosures comply with the confidentiality obligations contained in this Clause 16 as though they were a party to this Framework Agreement. Each Party shall at all times remain primarily responsible for any unauthorised use or disclosure of the other Party’s Confidential Information by it and/or any person to whom it has disclosed the same.

16.3.	The obligations of confidentiality in this Clause 16 shall not extend to any matter which a disclosing Party can demonstrate:

WSA-HEAR.COM: FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

(a)	is in, or has become part of, the public domain, other than as a result of a breach of confidence by the disclosing Party or any person to whom such Party has disclosed Confidential Information;

(b)	was in the disclosing Party’s or its Affiliate’s written records prior to the Commencement Date and not subject to confidentiality obligations;

(c)	was independently disclosed to the disclosing Party without obligations of confidence by a third party entitled to disclose the same; or

(d)	is required to be disclosed under any Applicable Law, or by order of a court or governmental body or authority of competent jurisdiction, provided that to the extent it is legally permitted to do so, it gives the other Party as much notice of such disclosure as possible, limits the information so disclosed, takes into account the reasonable requests of the other Party in relation to the content of such disclosure and provides all reasonable assistance (at the other Party’s cost) in seeking a protective or similar order restricting the extent of the disclosure.

16.4.	Neither Party shall make any announcement, press release and/or statement relating to the other Party and/or in connection with this Framework Agreement at any time during or after the Term, except with the prior written agreement of the other Party and/or to the extent required pursuant to any Applicable Law or by an order of a court or governmental body or authority of competent jurisdiction.

16.5.	HC shall not provide WSA with any personally identifiable information (including but not limited to the name, gender, age, passport number, identity card number, contact information and health information) (collectively "Personal Data"), unless such information is specifically requested by WSA or required to be provided by Applicable Laws. HC represents and warrants that it shall comply with all applicable data protection laws and further represents and warrants that it has obtained and shall have obtained all consents and authorizations necessary by virtue of Applicable Laws or otherwise of all data subjects for HC to disclose their personal data to WSA (including for the purposes set out above). Upon WSA's request, HC shall promptly provide a copy of any data subject’s consent for disclosure to WSA. Where requested by WSA, HC shall enter into a data processing agreement on WSA’s standard terms setting out its obligations in relation to such Personal Data and to enable WSA to process the Personal Data. HC shall indemnify WSA and its Affiliates against any loss or damage suffered or any costs incurred by WSA or its Affiliates because of a breach by HC of this Clause 16.5.

16.6.	This Clause 16 shall continue in force following termination of this Framework Agreement.

17.	WARRANTIES AND LIABILITY

17.1.	Each Party hereby represents, warrants and undertakes to the other Party that:

(a)	it has full authority to enter into this Framework Agreement and to perform its obligations hereunder; and

(b)	the individual executing this Framework Agreement on the Party’s behalf has all requisite corporate authority to act on such Party’s behalf and to cause this Framework Agreement to be valid and binding upon such Party.

17.2.	WSA shall be liable under this Framework Agreement only in accordance with the manufacturer's warranty set out in Clause 10 and returns policy set out in Clause 11. WSA shall have no further liability under this Framework Agreement whatsoever. WSA's liability to HC under this Framework Agreement shall in all circumstances (including breach of contract, tort, negligence, breach of statutory duty, misrepresentation or otherwise) be limited per incident to (a) the value of the affected Products or Repair Services provided by WSA to HC (provided that HC has paid for such affected Products or Repair Services to WSA); or (b) USD100,000 (whichever is lower). Further, in no event shall WSA's total liability per Quarter exceed an amount equal to 20% of the aggregate net invoice value of Products sold to HC in that Quarter. The limitations set forth in this clause shall not apply to liability for death or personal injury caused by negligence, liability for fraud or any other liability which cannot be excluded under Applicable Laws.

17.3.	Under no circumstances whatsoever shall WSA be liable to HC, whether in contract, tort (including negligence) or restitution, or for breach of statutory duty or misrepresentation, or otherwise, for any loss of profit, loss of goodwill, loss of business, loss of business opportunity, loss of anticipated saving, loss or corruption of data or information, procurement of substitute goods and/or services, or any special, indirect or consequential damage suffered by HC that arises under or in connection with this Framework Agreement.

WSA-HEAR.COM: FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

17.4.	HC shall remain responsible for all acts and omissions of any member of the hear.com Group as if such acts or omissions were its own.

18.	REGULATORY

18.1.	HC represents and warrants that:

(a)	HC and members of the hear.com Group are not excluded or suspended from any public health care purchasing or reimbursement programs;

(b)	all laws, rules or any other regulations, including for the importation and sale of medical devices, have been and shall at all times be duly complied with by HC and members of the hear.com Group;

(c)	HC and members of the hear.com Group shall install and maintain a complaint register to ensure the monitoring of complaints;

(d)	HC and members of the hear.com Group shall regularly check labelling of all Products which are deemed medical devices for conformity with applicable regulations and the conformity assessment; and

(e)	HC and members of the hear.com Group shall not remove, change or obscure any labelling on any Product.

18.2.	HC and members of the hear.com Group shall maintain control of records by ensuring the efficient storage of: (a) documentation for traceability, together with invoices, of the sold Products to the end-users; (b) customer complaints or adverse market surveillance information; (c) records and documentation of recalls; (d) samples and sales literature; (e) product registrations in the territories where the Products are sold with applicable government agencies or health authorities; and (f) any registration, approval or filing of these records and documentations. HC and members of the hear.com Group shall report to WSA all information relating to any Incident or Near Incident, Adverse Events, Product Complaints and Medical Device Malfunctions that are brought to its attention involving Products purchased from WSA or its WSA Distributors promptly upon their receipt. Incidents are understood to comprise any malfunction or deterioration in the characteristics and/or performance of a Product as well as any inadequacy in the labelling or the instructions for use, which might lead to, or might have led to the death of a patient or user or to a serious deterioration in the patient's or user's state of health.

18.3.	HC and members of the hear.com Group must be able to fully trace any Product within two (2) Working Days to the end-user.

18.4.	HC and members of the hear.com Group shall forward all Product complaints to WSA as soon as these are identified and no later than three (3) Working Days. Such obligation includes any oral, electronic or written complaints of any deficiencies related to labeling, quality, durability, reliability, safety, effectiveness or performance of any Product.

18.5.	HC and members of the hear.com Group are obliged to follow WSA's vigilance procedures for the medical devices, and shall inform WSA immediately of any oral, electronic or written complaints or reports, either from competent authorities or from end-users or others, on Incidents or Near Incidents involving the Products so that WSA may be able to react appropriately, including notifying national health authorities.

18.6.	HC and members of the hear.com Group acknowledge that WSA may issue a recall or a Field Safety Corrective Action if a recall of a Product is needed or if Advisory Notice is needed. HC and members of the hear.com Group shall comply with all instructions set out in any Field Safety Notice or Advisory Notice and any reasonable requests within five (5) Working Days and WSA shall bear the costs of such product recall where such recall is not attributable to the negligence of HC or the relevant members of the hear.com Group. For the avoidance of doubt, WSA shall, in its sole discretion, have the final decision as to any recall, Field Safety Corrective Action and any communication made to the public, and it shall be the party to handle such recall or Field Safety Corrective Action, including but not limited to final recall, removal, correction, withdrawal decision, the communication to the competent authorities and notified bodies, the public and surveys, as well as logistic processes regarding the returned Products.

18.7.	To the extent that HC or any member of the hear.com Group outsources any services (including but not limited to installation and/or servicing) to third parties, HC or any member of the hear.com Group shall procure that such third party complies with the obligations of this Clause 18. WSA shall be notified of any such outsourcing activities prior to commencement of the same and shall be subject to WSA's prior written consent.

WSA-HEAR.COM: FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

18.8.	In case any registrations of Products, approvals or permissions are made in HC's or any member of the hear.com Group's name (except for Horizon Private Products), HC shall immediately assign and transfer any such registrations, approvals and permissions relating to WSA or the Products in the Territory to WSA or its nominee at no cost to WSA upon termination of these Terms or upon WSA's written request.

18.9.	WSA and the WSA Distributors have the property right to all registrations of Products with authorities and approvals, permissions etc. from authorities. HC and members of the hear.com Group are not authorised to act on WSA's or any of the WSA Distributors' behalf in correspondence with any authorities unless a written, duly signed power of attorney is provided by to HC for this specific purpose.

18.10.	In order to ensure the highest quality standards, HC and members of the hear.com Group shall use only genuine spare parts provided by the manufacturer for the contractual product.

18.11.	The WSA technical documentation (User Guide, safety manual and data sheet) provides HC and the members of the hear.com Group with the master user documentation. HC and the members of the hear.com Group shall keep the content of this master user documentation in the local user documentation. HC and the members of the hear.com Group are responsible to hand over the technical documentation together with the product to the end-customer.

19.	COMPLIANCE WITH LAWS

19.1.	HC represents and warrants that it and any party acting on its behalf (including but not limited to its employees, agents and business partners), together with the members of the hear.com Group and any party acting on their behalf (including but not limited to their employees, agents and business partners), shall strictly comply with all applicable laws and regulations, including without limitation any laws and regulations relating to taxation, anti-corruption, anti-bribery, antitrust, anti-money laundering or any other criminal laws, rules or regulations. HC shall forthwith, and in any event within ten (10) days, notify WSA in writing upon becoming aware that any of the foregoing representations and warranties are no longer true and correct, or upon being requested directly or indirectly by a third party or any WSA officer or employee to violate any law or regulation in connection with this Framework Agreement or any Local Agreement.

19.2.	HC further represents and warrants that:

(a)	neither it nor its Affiliates, directors, managers, officers, employees, agents, or representatives is a person or entity, or is owned or controlled by a person or entity, that is (i) a Specially Designated National or Blocked Person or which otherwise appears on any list maintained by the US Department of the Treasury's Office of Foreign Assets Control (including, without limitation, the List of Specially Designated Nationals and Blocked Persons or any successor list(s)), by the US Commerce Department, or by the US Department of State; or (ii) identified on the European Union's Consolidated List of Sanctions, the UK HM Treasury's Consolidated List of Financial Sanctions Targets, the UK Export Control Organisation's Iran List; or (iii) identified on Singapore's Lists of Designated Individuals and Entities; or (iv) otherwise designated as subject to financial sanctions or prohibited or restricted from receiving US, EU, Singapore, or UK services or any other equivalent local provisions;

(b)	it shall exercise the rights granted to it under this Framework Agreement in accordance with such terms and any and all restrictions and guidelines imposed by WSA;

(c)	it will comply and will ensure that its Affiliates, directors, managers, officers, employees, agents, and representatives comply with all applicable laws, including US, EU, Singapore and UK sanctions laws and regulations, in performing hereunder. HC agrees to notify WSA immediately in writing of any change in ownership or control that might violate or otherwise impact the representations made in this Clause 19, and

(d)	it understands that any products, software, or technology, including technical data, it receives from WSA may be subject to export controls. HC covenants and agrees to comply with applicable export controls.

19.3.	HC agrees to comply, and will ensure that members of the hear.com Group comply, with the US Foreign Corrupt Practices Act ("FCPA"), the UK Bribery Act, and the laws of the country in which any transactions are made or services are provided under this Framework Agreement. Without limiting the generality of the foregoing, HC represents and warrants and covenants and agrees as follows:

WSA-HEAR.COM: FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

(a)	neither HC nor, to its best of its knowledge, any person or entity working on HC's behalf or its Affiliates in connection with this Framework Agreement is (or will be at any time during the applicable term): (i) an officer, agent or employee of any government or any agency, instrumentality or department thereof (collectively "Government"); or (ii) a person acting in an official capacity or any other manner on behalf of any such Government; or (iii) an official of any political party, holder of any political office, or candidate for any political office; or (iv) an entity directly or indirectly owned or controlled by any such Government, or an officer, agent or employee of such entity; or (v) an officer or employee of a public international organization (each of the foregoing (i) to (v) is an "Official");

(b)	in connection with the performance of this Framework Agreement, HC shall not, and shall ensure that its Affiliates shall not, directly or indirectly, offer, pay, promise to pay, or authorize the payment of any money or offer, promise to give, or authorize the giving of anything of value to any Official or any person while knowing or having reason to know that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any such Official or any such person for the purpose of (a) influencing any action or decision of such Official or any such person including, without limitation, a decision to fail to perform his or its official functions; (b) inducing such Official to use his or her influence with any Government to affect or influence any act or decision of such Government; or (c) securing an improper advantage, in each case in order to assist in obtaining or retaining business for or with, or directing business to, any person, including obtaining preferential regulatory approvals; and

(c)	in connection with the performance of this Framework Agreement, HC shall not, and shall ensure that its Affiliates shall not, directly or indirectly, offer, pay, promise to pay, or authorize the payment of any money or offer, promise to give, or authorize the giving of anything of value to any other person or entity if such payment would violate the FCPA, the UK Bribery Act, and/or laws of the country in which the transaction is made and/or services are provided under this Framework Agreement.

19.4.	HC and members of the hear.com Group agree to keep, and make available in case of an audit as referenced in Clause 19.6, books and records that accurately describe in detail all products and services received, and payments made, by HC and members of the hear.com Group, as well as evidence of fulfilment of its obligations under this Clause 19 (including but not limited to having carried out compliance trainings commensurate with HC's business).

19.5.	HC and members of the hear.com Group shall provide all such information, documents, confirmations or assurances to WSA as it may request from time to time to its satisfaction to confirm that HC and members of the Hear.com Group comply and continue to comply with all Applicable Laws.

19.6.	Without limiting the generality of Clause 19.5, WSA or a third party retained by WSA shall be entitled to conduct an audit of all Products and services received by HC and members of the hear.com Group under this Framework Agreement if (a) WSA has obtained information which WSA determines to indicated that HC or any members of the hear.com Group may have breached any of its obligations, representations or warranties under this Clause 19, or (b) the results of WSA’s internal assessments indicate a potential corruption risk. HC shall, and shall ensure that members of the hear.com Group, fully cooperate in any audit which may be conducted.

19.7.	Unless otherwise agreed to in writing by WSA, all payments made by HC and members of the hear.com Group shall be paid by electronic bank transfer. WSA and the WSA Distributors will not accept payments from HC or members of the hear.com Group in cash or bearer instruments, or from an account in a country other than (a) the country of incorporation of HC or the relevant member of the hear.com Group, or (b) the country in which HC or the relevant member of the hear.com Group has its principal or substantial place of business. HC and the members of the hear.com Group warrant and represent that no payments will be made, directly or indirectly, through any trust, intermediate entity or other third party.

19.8.	To the extent required by Applicable Laws, HC and members of the hear.com Group shall ensure that Products are only assembled using biocompatible materials in accordance with ISO 10993 and are fitted and sold by trained professionals maintaining all necessary licenses and certifications. HC is further not allowed to use CE marking. WSA may require HC and members of the hear.com Group to provide evidence of its compliance with this clause if WSA becomes aware or has reason to suspect non-compliance by HC.

WSA-HEAR.COM: FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

19.9.	HC and members of the hear.com Group shall indemnify and hold harmless WSA and the WSA Distributors from and against any claim, proceeding, action, fine, loss, cost and damages arising out of or relating to any non-compliance with this Clause 19 by HC and members of the hear.com Group, and HC and members of the hear.com Group shall compensate WSA and the WSA Distributors for all losses and expenses resulting thereof.

19.10.	WSA and the WSA Distributors shall not be obliged to perform any obligations under this Framework Agreement, and/or may terminate this Framework Agreement, or any other agreement, with immediate effect and without any liability by giving written notice to HC or members of the hear.com Group if WSA or a WSA Distributor, in its sole discretion, is of the view that: (a) HC or a member of the hear.com Group is in breach of any of the warranties, certifications, or representations provided in this Clause 19; or (b) the performance of this Framework Agreement, in whole or in part, or any transactions governed by this Framework Agreement, would cause WSA or the WSA Distributor to breach any term, warranty, condition, or other provision of any contract or undertaking to which the WSA and/or any of its Affiliates is a party, which exists at the date of this Framework Agreement or which the WSA enters into after the date of this Framework Agreement; or (c) any transactions contemplated under this Framework Agreement would be in breach of, or otherwise targeted by any laws or regulations, including sanctions and export control laws; or (d) any transactions contemplated under this Framework Agreement could potentially constitute a sanctionable activity under US secondary sanctions, or give rise to retaliatory measures by the US Government or any other government or regulatory authority.

20.	TERMINATION

20.1.	Either Party may terminate this Framework Agreement or the relevant Local Agreement with immediate effect by written notice upon the occurrence of one of the following events:

(a)	there exists an event as described in Clause 20.3 which continues for more than three (3) months;

(b)	the other Party commits a material breach of any term of this Framework Agreement or any relevant Local Agreement if such breach cannot be remediated or (if such breach can be remediated) fails to remedy that breach within a period of thirty (30) days after being notified in writing to do so; or

(c)	the other Party voluntarily files a petition in bankruptcy or a petition in bankruptcy is involuntarily filed against the other Party (which petition is not discharged within thirty (30) days after filing).

20.2.	WSA may terminate this Framework Agreement and/or any relevant Local Agreement with immediate effect by written notice upon the occurrence of one of the following events:

(a)	HC or a member of the hear.com Group fails to pay any amount due under this Framework Agreement or relevant Local Agreement on the due date for payment and remains in default not less than fourteen (14) days after being notified in writing to make such payment;

(b)	HC or a member of the hear.com Group breaches its obligations under Clauses 15, 16, 18 or 19; or

(c)	a company competing with WSA acquires, directly or indirectly, more than five percent (5%) shareholding interest in HC or a member of the hear.com Group.

20.3.	WSA and the WSA Distributors shall not be liable for any loss or damage for any delay in delivery or any other failure by WSA and the WSA Distributors to perform this Framework Agreement or Local Agreement due to any of the following: any acts of government or public authority; compliance with any governmental or public authority rules or regulations; acts of God or of the public; war; terrorism; civil commotion or riots; civil war; blockades; embargoes; sanctions; calamities; epidemics; pandemics; floods; fires; earthquakes; explosions; storms; strikes; lockouts; labour disputes or unavailability of labour, raw materials, component parts, power, utilities, or supplies; non-performance by suppliers or subcontractors; cyber-attacks, or any other causes beyond the reasonable control of WSA or the relevant WSA Distributor. Should such a delay or failure to perform occur, WSA or the relevant WSA Distributor may at its sole discretion elect to reasonably extend delivery or production schedules or cancel the order in whole or in part without liability other than to return any pre-payment.

20.4.	Upon termination of this Framework Agreement (unless agreed otherwise by the Parties in writing):

WSA-HEAR.COM: FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

(a)	the licence granted under clause 15.1 shall terminate and HC shall, and shall ensure that the members of the hear.com Group shall, immediately cease using and shall refrain from in future using or authorising the use of the WSA Trade Marks and all licences granted pursuant to this Framework Agreement in respect of the same shall immediately terminate; and

(b)	members of the hear.com Group shall immediately make payment of all amounts due under this Framework Agreement; and

(c)	HC shall immediately cease using, and shall ensure that all members of the hear.com Group immediately cease using, all WSA Materials in their possession, power and/or control and HC shall return and ensure the return (or, at WSA's option, destruction) of all copies of such WSA Materials; and

(d)	save solely to the extent required by Applicable Laws, each Party shall immediately cease use of and promptly return to the other all Confidential Information belonging to the other Party which is in that Party’s power, possession or control (or at the other Party’s option, destroy or ensure destruction of the same).

20.5.	Clauses which expressly or by implication survive termination of this Framework Agreement shall continue in full force and effect.

20.6.	Termination or expiry of this Framework Agreement, however arising, shall not affect any of the Parties' rights, remedies, obligations or liabilities that have accrued as at termination or expiry.

21.	US Market Changes

21.1.	In the event that the market in the US evolves significantly, including new regulatory or channel structures, and if such new market conditions require material changes to service conditions or pricing policy, the Parties will discuss in good faith any changes to the relevant arrangement to enable both Parties to adapt effectively to the new market conditions in the US in accordance with Applicable Laws.

22.	MISCELLANEOUS

22.1.	If any provision or part-provision of this Framework Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Framework Agreement.

22.2.	In entering into this Framework Agreement, each Party acknowledges that it does not rely on and shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not expressly set out in this Framework Agreement.

22.3.	Unless expressly stated otherwise in this Framework Agreement, no variation of this Framework Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

22.4.	No failure or delay by a Party to exercise any right or remedy provided under this Framework Agreement or by law shall constitute a waiver or abandonment of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

22.5.	This Framework Agreement, and any documents referred to in it, including any Local Agreements, constitute the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

22.6.	Neither Party may assign, transfer, mortgage, charge, sub-contract or deal in any other manner with all or any of its rights or obligations under this Framework Agreement without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

22.7.	This Framework Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

WSA-HEAR.COM: FRAMEWORK AGREEMENT FOR THE SUPPLY OF AUDIOLOGY EQUIPMENT

23.	THIRD PARTIES

23.1.	Subject to Clause 23.2, no person other than a party to this Framework Agreement may enforce this Framework Agreement.

23.2.	The Parties agree that:

(a)	any losses or liabilities of any member of the hear.com Group suffers or incurs shall be deemed to have been suffered and incurred and recoverable by HC (and shall not be deemed to be indirect losses merely because they were not suffered or incurred by HC directly). WSA agrees that HC shall be entitled to bring such a claim on behalf of any member of the hear.com Group; and

(b)	any losses or liabilities any of the WSA Distributor suffers or incurs shall be deemed to have been suffered and incurred and recoverable by WSA (and shall not be deemed to be indirect losses merely because they were not suffered or incurred by WSA directly). HC agrees that WSA shall be entitled to bring such a claim on behalf of any WSA Distributor.

24.	DISPUTE RESOLUTION

24.1.	The Parties shall negotiate in good faith and shall use their respective reasonable endeavours to resolve all disputes arising out of or in connection with this Framework Agreement on an amicable basis. Disputes which cannot be resolved promptly shall be initially referred to a member of the senior management team (in the case of HC) and the Vice President Global Key Accounts in the case of WSA. If they are unable to resolve the dispute within fourteen (14) days of escalation the dispute shall be referred to the Group Chief Executive Officer in the case of HC and the Group Chief Executive Officer in the case of WSA. If the Parties are unable to resolve any dispute within fourteen (14) days of escalation to their Group Chief Executive Officers, either Party may refer the dispute to arbitration by notifying the other Party in writing.

24.2.	If a dispute is referred to arbitration in accordance with Clause 24.1, it will be referred to and finally resolved by arbitration in Singapore administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre in effect at the time of referral, which rules are deemed to be incorporated by reference in this clause. The seat of arbitration shall be Singapore. The tribunal shall consist of three (3) arbitrators. The language of the arbitration shall be the English language.

24.3.	Nothing in this Clause 24 shall prevent the Parties from seeking from any court of competent jurisdiction an interim order restraining the other Party from doing any act or compelling the other Party to do any act.

25.	GOVERNING LAW

25.1.	This Framework Agreement and any dispute or claim arising out of or in connection with it, its subject matter or formation (including non-contractual disputes and claims) shall be governed by and construed in accordance with Singapore laws.

SIVANTOS PTE LTD:

/s/ R. Van Dijk		/s/ Ericz Ezekiel Tay
Name:	R. Van Dijk	Name:	ERICZ EZEKIEL TAY
Designation:	VP Key Accounts	Designation:	SENIOR COUNSEL

HEAR.COM N.V.:

/s/ Marco Vietor		/s/ Paul Crusius
Name:	MARCO VIETOR	Name:	PAUL CRUSIUS
Designation:	CO-CEO	Designation:	CO-CEO